99.1
INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Third Quarter and Nine Months
(In millions except per share amounts)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Revenues	$ 2,519.5	$ 2,208.2	$ 7,210.3	$ 6,462.4

Cost of goods sold	1,921.1	1,691.5	5,497.7	4,932.2

Selling & administrative expenses	376.0	358.0	1,109.6	1,030.0

Restructuring (reversals) / charges	(1.9)	9.4	(1.9)	26.6

Operating income	224.3	149.3	604.9	473.6

Interest expense	(42.4)	(58.7)	(136.4)	(177.0)

Other expense	(3.7)	-	(7.9)	(20.8)

Earnings before taxes	178.2	90.6	460.6	275.8

Provision for taxes	24.9	11.8	63.1	36.2

Earnings from continuing operations	153.3	78.8	397.5	239.6

Discontinued operations, net of tax	1.3	10.5	49.6	38.0

Earnings before cumulative effect
of change in accounting principle	154.6	89.3	447.1	277.6

Cumulative effect of change in
accounting principle, net of tax	-	-	-	(634.5)

Net earnings/(loss)	$ 154.6	$ 89.3	$ 447.1	$ (356.9)

Basic earnings per share
- Continuing operations	$ 0.89	$ 0.47	$ 2.33	$ 1.42
- Discontinued operations	0.01	0.06	0.30	0.22
- Change in accounting principle	-	-	-	(3.76)

	$ 0.90	$ 0.53	$ 2.63	$ (2.12)

Diluted earnings per share
- Continuing operations	$ 0.88	$ 0.47	$ 2.31	$ 1.41
- Discontinued operations	-	0.06	0.29	0.22
- Change in accounting principle	-	-	-	(3.72)

	$ 0.88	$ 0.53	$ 2.60	$ (2.09)

Average number of common
shares outstanding:
Basic	171.6	169.2	170.3	168.8
Diluted	174.8	169.9	171.8	170.3

"SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION"